                                                                       Exhibit C

                                     ALCATEL

                                       and

                                  IMAGICTV INC.

                              ARRANGEMENT AGREEMENT

                                February 6, 2003

                                TABLE OF CONTENTS

                                                                       ARTICLE 1
                                                                    INTERPRETATION
Section 1.1             Definitions...........................................................................................1
Section 1.2             Interpretation Not Affected by Headings, etc..........................................................9
Section 1.3             Currency..............................................................................................9
Section 1.4             Number, etc..........................................................................................10
Section 1.5             Date For Any Action..................................................................................10
Section 1.6             Entire Agreement.....................................................................................10
Section 1.7             Schedules............................................................................................10
Section 1.8             Accounting Matters...................................................................................10
Section 1.9             Knowledge............................................................................................11

                                                                       ARTICLE 2
                                                                    THE ARRANGEMENT

Section 2.1             Implementation Steps by the Company..................................................................11
Section 2.2             Implementation Steps by the Purchaser; Transfer Taxes; Voting; ORAs..................................12
Section 2.3             Interim Order........................................................................................13
Section 2.4             Articles of Arrangement..............................................................................13
Section 2.5             Company Circular.....................................................................................14
Section 2.6             Closing Procedures...................................................................................14
Section 2.7             Securities Compliance................................................................................14
Section 2.8             Preparation of Filings, etc..........................................................................16

                                                                       ARTICLE 3
                                                            REPRESENTATIONS AND WARRANTIES

Section 3.1             Representations and Warranties of the Company........................................................18
Section 3.2             Representations and Warranties of the Purchaser......................................................18
Section 3.3             Survival.............................................................................................18

                                                                       ARTICLE 4
                                                                       COVENANTS

Section 4.1             Retention of Goodwill................................................................................18
Section 4.2             Treatment of Options.................................................................................18
Section 4.3             Covenants of the Company.............................................................................19
Section 4.4             Covenants of the Purchaser...........................................................................24
Section 4.5             Covenants Regarding Non-Solicitation.................................................................25
Section 4.6             Notice by the Company of Superior Proposal Determination.............................................27
Section 4.7             Access to Information................................................................................28


                                       (i)

Section 4.8             Closing Matters......................................................................................29
Section 4.9             Indemnification; Insurance...........................................................................29
Section 4.10            Loan Arrangements....................................................................................29
Section 4.11            Employment Arrangements..............................................................................30
Section 4.12            Shareholder Arrangements.............................................................................30

                                                                       ARTICLE 5
                                                                      CONDITIONS

Section 5.1             Mutual Conditions Precedent..........................................................................30
Section 5.2             Additional Conditions Precedent to the Obligations of the Purchaser..................................32
Section 5.3             Additional Conditions Precedent to the Obligations of the Company....................................34
Section 5.4             Notice and Cure Provisions...........................................................................35
Section 5.5             Satisfaction of Conditions...........................................................................36

                                                                       ARTICLE 6
                                                               AMENDMENT AND TERMINATION

Section 6.1             Amendment............................................................................................36
Section 6.2             Mutual Understanding Regarding Purchaser Proposed Amendments.........................................36
Section 6.3             Termination..........................................................................................37
Section 6.4             Break and Other Fees.................................................................................39
Section 6.5             Remedies.............................................................................................40

                                                                       ARTICLE 7
                                                                        GENERAL

Section 7.1             Notices..............................................................................................41
Section 7.2             Assignment...........................................................................................42
Section 7.3             Binding Effect.......................................................................................42
Section 7.4             Waiver and Modification..............................................................................42
Section 7.5             Further Assurances...................................................................................42
Section 7.6             Expenses.............................................................................................42
Section 7.7             Consultation.........................................................................................43
Section 7.8             Governing Laws.......................................................................................43
Section 7.9             Judgement Currency...................................................................................44
Section 7.10            Time of Essence......................................................................................44
Section 7.11            Counterparts.........................................................................................44


                                      (ii)

                              ARRANGEMENT AGREEMENT

               AGREEMENT made as of the 6th day of February, 2003.

BETWEEN:

                      ALCATEL
                      a corporation existing under the laws
                      of the Republic of France
                      (hereinafter referred to as the "PURCHASER")

                                     - and -

                      IMAGICTV INC.

                      a corporation existing under the laws
                      of Canada
                      (hereinafter referred to as the "COMPANY")

      THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1 DEFINITIONS.

      In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

      "1933 ACT" means the United States Securities Act of 1933, as amended;

      "ACQUISITION PROPOSAL" means any written or publicly announced proposal or offer made by any Person other than the Purchaser (or any affiliate of the Purchaser, or any Person acting in concert with the Purchaser or any affiliate of the Purchaser) with respect to any merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid, purchase of all or any material assets of, or any purchase of more than 5% of the equity (or rights thereto) of, or similar transactions involving, the Company or any of its subsidiaries, excluding the Arrangement;

      "AFFILIATE" shall mean an "affiliated entity" within the meaning of OSC Rule 45-501 under the Securities Act;

      "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
      Section 6.1 or Article 6 of the Plan of Arrangement or made at the direction of the Court (with the consent of both the Company and the Purchaser, each acting reasonably);

      "ARRANGEMENT RESOLUTION" means the special resolution of the Company Securityholders, to be substantially in the form and content of Schedule A annexed hereto;

      "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

      "BUSINESS DAY" means any day on which commercial banks are generally open for business in Toronto, New York City and Paris, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, New York City or Paris under applicable laws;

      "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

      "COB" means the Commission des Operations de Bourse of France;

      "COMPANY CIRCULAR" means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, to be sent to the Company Securityholders in connection with the Company Meeting;

      "COMPANY COMMON SHARES" means the common shares, without par value, in the capital of the Company;

      "COMPANY DISCLOSURE LETTER" means the letter of even date herewith delivered by (and signed on behalf of) the Company to the Purchaser, in a form accepted by and initialled on behalf of the Purchaser, with respect to certain matters in this Agreement;

      "COMPANY MEETING" means the special meeting of the Company
      Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

      "COMPANY OPTIONS" means the Company Common Share purchase options granted under the Company Share Option Plans;

      "COMPANY SECURITYHOLDERS" means the holders of the Company Common Shares and/or the Company Options;

      "COMPANY SHARE OPTION PLANS" means the Company's initial share option plan of February 3, 1998, as amended and restated on December 17, 1999, and the Company's 2000 share option plan of November 9, 2000;

      "COMPANY SHAREHOLDERS" means the holders of the Company Common Shares;

      "CONFIDENTIALITY AGREEMENT" means the undated confidentiality letter agreement between the Purchaser and the Company;

      "COURT" means the Superior Court of Justice (Ontario);

      "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

      "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in section 3.1 of the Plan of Arrangement;

      "DISSENTING SHAREHOLDER" has the meaning ascribed thereto in the Plan of Arrangement;

      "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

      "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

      "ENVIRONMENTAL LAWS" means all applicable Laws, including applicable common law, relating to the protection of the environment and public health and safety;

      "ERISA" has the meaning ascribed thereto in Schedule D;

      "EXCHANGE RATIO" means, subject to adjustment as provided in the Plan of Arrangement, 0.1733, provided that: (a) except where clause (b) below applies, if 0.1733, when multiplied by the simple average of the reported closing prices of the Purchaser ADSs on the NYSE during the ten consecutive NYSE trading days ending on the third day prior to the Effective Date (the "Effective Date Average ADS Price"), is less than U.S. $1.00, then the Exchange Ratio will be U.S. $1.00 divided by the Effective Date Average ADS Price; (b) if the quotient of U.S. $1.00 divided by the Effective Date Average ADS Price is greater than 0.2022, then the Exchange Ratio will be 0.2022; and

      (c) if 0.1733, when multiplied by the Effective Date Average ADS Price, is greater than U.S. $1.30, then the Exchange Ratio will be U.S. $1.30 divided by the Effective Date Average ADS Price;

      "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

      "FORM S-8" has the meaning ascribed thereto in Section 2.7(5);

      "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

      "HOLDERS" means, when used with reference to the Company Common Shares or the Company Options, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of such securities;

      "INCLUDING" means including without limitation;

      "ITA" means the Income Tax Act (Canada), as amended;

      "INFORMATION" has the meaning ascribed thereto in Section 4.7(2);

      "INTERIM ORDER" means the interim order of the Court, as the same may be amended (with the consent of both the Company and the Purchaser, each acting reasonably), in respect of the Arrangement, as contemplated by
      Section 2.3;

      "LAWS" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body (including the OSC, The Toronto Stock Exchange, the PSE, NASDAQ, the NYSE, the SEC and the COB) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

      "LETTER OF TRANSMITTAL" means the form of letter of transmittal for use by holders of the Company Common Shares;

      "MATERIAL", when used in connection with the Company or its subsidiaries, includes, without limitation, a value in excess of U.S. $250,000, except that for the purposes of the definition of Material Adverse Change or Material Adverse Effect it shall, unless otherwise expressly stated, include, without limitation, a value in excess of U.S. $1,500,000, individually or in the aggregate;

      "MATERIAL ADVERSE CHANGE", when used in connection with the Company or the Purchaser, means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of the Purchaser or its subsidiaries, taken as a whole, or the Company or its subsidiaries, taken as a whole, that, either alone or together with other such matters, is, or could reasonably be expected to be, material and adverse to such party and its subsidiaries taken as a whole, other than any change (i) resulting from an adverse change in the state of the Canadian, United States or French economies, political conditions or securities markets in general, or (ii) affecting the worldwide telecommunications software and equipment industries in general and which does not have a materially disproportionate impact on the Company or the Purchaser, as applicable, or (iii) in the trading price of the Company Common Shares or the Purchaser Shares or the Purchaser ADSs, as applicable, either (A) related to the Arrangement or the announcement thereof, or (B) unrelated to any change, circumstance, effect, event or occurrence that is, or could reasonably be expected to be, material and adverse to the Company and its subsidiaries taken as a whole or the Purchaser and its subsidiaries taken as a whole, as applicable, and provided further that (X) any material adverse change in the Company's relationship with either TELUS (it being acknowledged that the Purchaser will use its commercially reasonable efforts to assist the Company in seeking to avoid any such change) or SaskTel shall be considered to be a Material Adverse Change, and (Y) any reduction in the Company's cash that arises from the reasonable costs and expenses of the Arrangement or from the operation of its business in the ordinary course and without the occurrence or existence of one or more other Material Adverse Changes shall not in and of itself constitute such a Material Adverse Change;

      "MATERIAL ADVERSE EFFECT" when used in connection with the Company or the Purchaser, means any effect that, either alone or together with other such matters, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or the Purchaser and its subsidiaries, taken as a whole, other than any effect (i) resulting from an adverse change in the state of the Canadian, United States or French economies, political conditions or securities markets in general, or (ii) affecting the worldwide telecommunications software and equipment industries in general and which does not have a materially disproportionate impact on the Company or the Purchaser, as applicable, or
      (iii) relating to the trading price of the Company Common Shares or the Purchaser Shares or the Purchase ADSs, as applicable, either (A) related to the Arrangement or the announcement thereof, or (B) unrelated to any change, circumstance, effect, event or occurrence that is, or could reasonably be expected to be, material and adverse to the Company and its subsidiaries taken as a whole or the Purchaser and its subsidiaries taken as a whole, as applicable, and provided further that (X) any material adverse effect relating to the Company's relationship with either TELUS (it being acknowledged that the Purchaser will use its commercially reasonable efforts to assist the Company in seeking to avoid any such change) or SaskTel shall be considered to have a Material Adverse Effect, and (Y) any reduction in the Company's cash that arises from the reasonable costs and expenses of the Arrangement or the operation of its business in the ordinary course and without the occurrence or existence of one or more other Material Adverse Effects shall not in and of itself be considered to have such a Material Adverse Effect;

      "MATERIAL FACT" shall have the meaning ascribed thereto under the Securities Act;

      "NASDAQ" means the NASDAQ SmallCap Market;

      "ORAS" means the unsecured bonds to be issued by Coralec, a subsidiary of the Purchaser, that are immediately redeemable at the option of the holder or by Coralec only into Purchaser Shares, without any further consideration;

      "OSC" means the Ontario Securities Commission;

      "OUTSIDE DATE" means May 30, 2003 or such later date as may be mutually agreed by the parties;

      "PSE" means Euronext Paris;

      "PERMITTED ENCUMBRANCES" means any one or more of the following with respect to the property and assets of the Company and its subsidiaries:

            (i) liens for Taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which are being contested in good faith by proper legal proceedings and provided that adequate provision has been made for their payment in the Company's audited financial statements for the fiscal year ended 2002;

            (ii) inchoate or statutory liens and charges incidental to current operations which have not at such time been filed pursuant to law and which relate to obligations not yet due or delinquent and in respect of which adequate holdbacks required by law are being maintained;

            (iii) the encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation or surety bonds;

            (iv) liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Company, all in the ordinary course of its business; and

            (v)   encumbrances set forth in the Company Disclosure Letter;

      "PERSON" includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

      "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule B annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court (with the consent of both the Company and the Purchaser, each acting reasonably);

      "PRE-EFFECTIVE DATE PERIOD" shall mean the period from and including the date hereof to and including the Effective Time;

      "PUBLICLY DISCLOSED BY THE COMPANY" means disclosed by the Company in a public filing made by it with the OSC from February 28, 2002 to the date hereof and available at www.sedar.com, or as set out in the Company Disclosure Letter;

      "PUBLICLY DISCLOSED BY THE PURCHASER" means disclosed by the Purchaser in a public filing made by it with the PSE, the COB, the NYSE or the SEC from January 1, 2002 to the date hereof;

      "PURCHASER ADRS" means the Class A American Depositary Receipts of the Purchaser;

      "PURCHASER ADSS" means the Class A American Depositary Shares of the Purchaser;

      "PURCHASER SHARES" means the class A shares in the capital of the Purchaser, par value Euro 2 each;

      "PURCHASER SUBCO" means a subsidiary of the Purchaser that will at the Effective Time acquire the ORAs and contribute them to the Trust;

      "REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Schedule C hereto, excluding for greater certainty the Interim Order and the Final Order;

      "REVISED OPTIONS" has the meaning ascribed thereto in section 2.1(b) of the Plan of Arrangement;

      "REPRESENTATIVES" has the meaning ascribed thereto in Section 4.7(1);

      "RULE 144" means Rule 144 promulgated under the 1933 Act, as such Rule may be amended from time to time;

      "SEC" means the United States Securities and Exchange Commission;

      "SECURITIES ACT" means the Securities Act (Ontario) and the rules and regulations made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

      "SUBSIDIARY" shall mean a "subsidiary entity" within the meaning of OSC Rule 45-501 under the Securities Act;

      "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal that in the good faith determination of the Board of Directors of the Company, after consultation with its financial advisors and with outside counsel
      (a) is reasonably capable of being completed, (b) would if completed result in the acquisition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or of more than 50% of the Company Common Shares outstanding, and (c) would, if consummated in accordance with its terms, result in a transaction more favourable to the Company Shareholders from a financial point of view than the transaction contemplated by this Agreement (bearing in mind the fluctuations arising from the definition of the term Exchange Ratio);

      "TAX" and "TAXES" have the respective meanings ascribed thereto in Schedule D;

      "TAX RETURNS" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

      "TRUST" means the trust to be established by the Company for the benefit of the holders of the Company Common Shares in accordance with the terms of the Trust Agreement;

      "TRUST AGREEMENT" means the Trust Agreement substantially in the form attached as Schedule G hereto;

      "TRUSTEE" means the trustee appointed by the Company for purposes of the Trust Agreement; and

      "US CODE" means the US Internal Revenue Code of 1986, as amended.

SECTION 1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

      The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

SECTION 1.3 CURRENCY.

      Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

SECTION 1.4 NUMBER, ETC.

      Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

SECTION 1.5 DATE FOR ANY ACTION.

      In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

SECTION 1.6 ENTIRE AGREEMENT.

      This Agreement, the agreements and other documents herein referred to and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement (including the December 20, 2002 letter agreement between the parties).

SECTION 1.7 SCHEDULES.

      The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

      Schedule A - Arrangement Resolution
      Schedule B - Plan of Arrangement
      Schedule C - Regulatory Approvals
      Schedule D - Company Representations and Warranties
      Schedule E - Purchaser Representations and Warranties
      Schedule F -  Form of Affiliate Agreement
      Schedule G - Trust Agreement

SECTION 1.8 ACCOUNTING MATTERS.

      Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice. Unless otherwise stated, all accounting terms used in this Agreement in respect of the Purchaser shall have the meanings attributable thereto under French generally accepted accounting principles and all determinations of an accounting nature required to be made in respect of the Purchaser shall be made in a manner consistent with French generally accepted accounting principles and past practice.

SECTION 1.9 KNOWLEDGE.

      Each reference herein to the knowledge or awareness of a party means, unless otherwise specified, in the case of the Purchaser, the knowledge or awareness of Alan Mottram and/or Anne-Lise Scaillierez, and, in the case of the Company, the knowledge or awareness of Gerald Pond, Jeffrey White, Marcel LeBrun and/or Ian Cavanagh, in each case following due inquiry.

                                    ARTICLE 2
                                 THE ARRANGEMENT

SECTION 2.1 IMPLEMENTATION STEPS BY THE COMPANY.

      The Company covenants in favour of the Purchaser that the Company shall:

      (a) as soon as reasonably practicable, apply to the Court in a manner acceptable to the Purchaser, acting reasonably, under Section 192 of the CBCA for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

      (b) convene and, as promptly as is reasonably practicable, hold the Company Meeting for the purpose of considering the Arrangement Resolution (provided however that if there is another Acquisition Proposal to be considered at the Company Meeting, the Company shall not negatively comment on the Arrangement in contrast to any other Acquisition Proposal, and shall give the Arrangement at least equal prominence), but nothing in this Section shall prevent or limit the Company's board of directors ability to fulfil their fiduciary or statutory duties in connection with responding to any Acquisition Proposal and that is otherwise in accordance with the terms of this Agreement;

      (c) subject to Section 5.4(2), except as required for quorum purposes, not postpone or cancel (or propose for adjournment, postponement or cancellation) the Company Meeting without the Purchaser's prior written consent except as required by applicable Laws or required by the Company Securityholders;

      (d) at the request of the Purchaser, use commercially reasonable efforts to solicit from the Company Securityholders proxies in favour of the approval of the Arrangement Resolution and to take all other commercially reasonable actions that are necessary or desirable to secure the approval of the Arrangement Resolution by the Company Securityholders, except to the extent that the Company's Board of

            Directors has changed, modified or withdrawn its recommendation in accordance with the terms of this Agreement;

      (e) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

      (f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

SECTION 2.2 IMPLEMENTATION STEPS BY THE PURCHASER; TRANSFER TAXES; VOTING; ORAS.

      The Purchaser covenants in favour of the Company that the Purchaser shall, subject to the terms and conditions of this Agreement, cooperate with the Company in and consent to the seeking of the Interim Order and the Final Order. The Purchaser shall pay French capital duty, stamp duty, issuance, registration and capital taxes assessed upon or with respect to the issuance of the Purchaser ADSs or the Purchaser Shares issued in connection with the transactions contemplated by this Agreement. The Purchaser shall pay or cause the Company to pay French capital duty, stamp duty, issuance, registration and capital taxes assessed upon or with respect to the issuance of the Purchaser Shares issued upon the exercise of the Revised Options. The Purchaser also agrees that it shall vote its Company Common Shares in favour of the Arrangement at the Company Meeting.

      At the Effective Time, the Purchaser shall cause Purchaser Subco (with funds provided by the Purchaser) to subscribe for ORAs from Coralec, and Coralec to issue such ORAs to Purchaser Subco, in a sufficient amount so as to satisfy the number of Purchaser ADSs required to be delivered in exchange for the Company Common Shares in accordance with the Plan of Arrangement. At the Effective Time, the Purchaser shall cause Purchaser Subco to deliver such number of ORAs to the Trust. Pursuant to the Trust Agreement, the Trustee shall thereupon immediately request the redemption of such ORAs and direct the Purchaser to deliver such Purchaser ADSs that represent the Purchaser Shares issued upon redemption of the ORAs to the Depositary (as defined in the Plan of Arrangement), whereupon the Purchaser shall issue the applicable Purchaser Shares and cause to be delivered to the Depositary the applicable Purchaser ADSs. The Purchaser shall act, and shall use its commercially reasonable efforts to cause its agents and representatives to act, expeditiously in connection with all steps required to be taken by it in connection with the matters referred to in this paragraph.

SECTION 2.3 INTERIM ORDER.

(1) The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

      (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

      (b) that the requisite approval for the Arrangement Resolution shall be 662/3% of the votes cast on the Arrangement Resolution by the Company Securityholders present in person or by proxy at the Company Meeting (such that each holder of Company Common Shares is entitled to one vote for each Company Common Share held and each holder of Company Options is entitled to the number of votes represented by the number of Company Common Shares for which such holder's Company Option is exercisable, rounded down to the nearest whole number of Company Common Shares and without regard to vesting requirements, if any);

      (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting; and

      (d)   for the grant of the Dissent Rights.

(2) The parties agree that they shall not request that the Interim Order make any reference to the minority approval requirement under OSC Rule 61-501 (or equivalent provisions in other jurisdictions), but that they shall seek such approval in addition, with the Company Shareholders who are party to the agreements referred to in Section 4.12 being able to be counted as part of the minority.

SECTION 2.4 ARTICLES OF ARRANGEMENT.

(1) The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement, as a result of which, among other things, each Company Shareholder will be entitled to receive such number of Purchaser ADSs (evidenced by the Purchaser ADRs) as is equal to the number of Company Common Shares held by such Company Shareholder multiplied by the Exchange Ratio (subject to certain adjustments as provided in the Plan of Arrangement).

(2) The Company confirms its understanding and agreement that the Purchaser ADSs, Purchaser ADRs and Purchaser Shares issued in connection with the

      Arrangement will be entitled to the dividend for the fiscal year during which they were issued (i.e. 2003), and that, consequently, they will trade on the Paris or New York stock exchanges (and other places of listing) separately from the Purchaser ADSs, Purchaser ADRs and Purchaser Shares issued during or prior to the fiscal year 2002, until Euronext removes the separate trading designation, which absent a dividend usually occurs 2 trading days after the shareholders meeting of the Purchaser, which is scheduled for April 17, 2003.

(3) All Purchaser Shares issued in consideration of the exercise of Revised Options will be entitled to the dividend for the fiscal year during which they were issued, and consequently, will trade on the Paris or New York stock exchanges (and other places of listing) separately from the Purchaser Shares issued during or prior to the end of the preceding fiscal year, if their date of issuance is prior to the shareholders meeting of the Purchaser at which shareholders vote on the dividend for the preceding fiscal year, until Euronext removes the separate trading designation (which usually occurs 2 trading days after such shareholders meeting).

SECTION 2.5 COMPANY CIRCULAR.

      As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall, in consultation with the Purchaser, complete the Company Circular together with any other documents required by the Securities Act or other applicable Laws in connection with the Arrangement, and as promptly as reasonably practicable, the Company shall, unless otherwise agreed by the parties, cause the Company Circular and other documentation required in connection with the Company Meeting to be sent to each of the Company Securityholders and filed as required by the Interim Order and applicable Laws.

SECTION 2.6 CLOSING PROCEDURES.

      The completion of the Arrangement shall take place at the offices of Stikeman Elliott in Toronto at 12:00 noon (Toronto time) on the Effective Date, or at such other time on the Effective Date as the Purchaser and the Company may agree to in writing. The parties acknowledge that the Effective Date may be required to be one Business Day following the issuance of the certificate and articles of arrangement in respect of the Arrangement in order to facilitate the steps required to issue the Purchaser ADSs. Without obligation, the parties confirm that they intend to seek to close as soon as is reasonably practicable.

SECTION 2.7 SECURITIES COMPLIANCE.

(1) The Purchaser shall, in consultation with the Company, use commercially reasonable efforts to obtain all orders required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale (via a registered Canadian dealer, if required) on a stock exchange outside Canada of (a) the Purchaser ADSs issued to the holders of the Company Common Shares in connection with the Arrangement, and the Purchaser Shares issuable upon conversion thereof, and (b) the Purchaser Shares issued from time to time upon exercise of the Revised Options, in each case without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian provincial or territorial securities Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, compliance with provisions substantially similar to those set forth in section 2.14 of Multilateral Instrument 45-102 (for greater certainty, in each case without affecting the need to comply with applicable United States, French or other Laws). For greater certainty, the Company will support such efforts.

(2) Each of the Purchaser and the Company shall use commercially reasonable efforts to obtain the approval of the OSC and other applicable Canadian securities regulatory authorities to the absence of Canadian GAAP reconciliation of the Purchaser's financial statements. The Purchaser shall also, in consultation with the Company, use commercially reasonable efforts to obtain orders from all applicable Canadian securities regulatory authorities to ensure that the Purchaser will not become a reporting issuer (or the equivalent) as a result of the transactions contemplated in this Agreement. For greater certainty, the Company will support both such efforts.

(3) The Purchaser shall, in consultation with the Company, use commercially reasonable efforts to obtain the approval of the COB and the PSE for the listing of the Purchaser Shares, and of the NYSE for the listing of the Purchaser ADSs (upon official notice of issuance), to be issued in connection with the Arrangement, and for greater certainty the Company will support such efforts.

(4) The parties acknowledge that the transaction will be a "going private transaction" in respect of the Company under OSC Rule 61-501, and that as a result it will be subject, absent exemptive relief, to independent valuation and minority approval requirements. The parties confirm their view that certain of the agreements with holders of the Company Common Shares referred to in Section 4.12 provide an exemption from the independent valuation requirement. The Purchaser shall use commercially reasonable efforts to obtain an order under section 4.8(1)1 or section 9.1 of OSC Rule 61-501 (and equivalent provisions in other jurisdictions) to confirm that, as contemplated in section 2.3(2) of OSC Policy 61-501CP, the Company Shareholders who are party to the agreements referred to in Section 4.12 are not acting jointly or in concert with the Purchaser and thus will be able to be counted as part of the minority, and for greater certainty the Company will support such efforts in such application or before the Court and elsewhere in the event that it is challenged.

(5) Within 5 Business Days after the Effective Date, the Purchaser shall file a registration statement on Form S-8 (or other applicable form) (the "FORM S-8") in order to register under the 1933 Act those Purchaser Shares to be distributed from time to time after the Effective Time upon the exercise of the Revised Options by U.S. or Canadian employees or former employees.

(6) The Purchaser shall use its commercially reasonable efforts to maintain the effectiveness under the 1933 Act of the Form S-8 (or such other applicable form that the Purchaser may have filed) until the earlier of
      (i) the time at which all Purchaser Shares to be issued pursuant to the exercise of Revised Options have been issued, or (ii) the time at which all Revised Options shall have been cancelled or terminated.

SECTION 2.8 PREPARATION OF FILINGS, ETC.

(1) The Purchaser and the Company shall use their respective commercially reasonable efforts to cooperate in the preparation, seeking and obtaining of all circulars, filings, consents, Regulatory Approvals and other approvals and other matters in connection with this Agreement and the Arrangement.

(2) Each of the Purchaser and the Company shall furnish to the other all such information concerning it and its shareholders as may be reasonably required (and, in the case of its shareholders, available to it) to effect the actions described in Sections 2.5 and 2.7 and the foregoing provisions of this Section 2.8, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions (including in the case of the Company the disclosure concerning it to be included in the Company Circular, and in the case of the Purchaser the disclosure concerning it to be included or incorporated by reference in the Company Circular) will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(3) The Purchaser and the Company shall each promptly notify the other if at any time before the Effective Time it becomes aware that any disclosure concerning it in the Company Circular, an application for an order or any other document described in Section 2.7 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular or such application or other document. In any such event, the Purchaser and the Company shall, subject to the terms and conditions of this Agreement, cooperate in the preparation of a supplement or amendment to the Company Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Company Securityholders and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

(4) The Company shall ensure that the Company Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Company Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information concerning and provided by the Purchaser). Without limiting the generality of the foregoing, the Company shall ensure that the Company Circular provides the Company Securityholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Company Meeting, and the Purchaser shall provide all information regarding it in sufficient detail to permit the Company Securityholders to form a reasoned judgement concerning matters placed before them at the Company Meeting.

(5) The Company shall, at least 45 days prior to the date of the Company Meeting, deliver to the Purchaser a list reasonably satisfactory to the Purchaser setting forth the names and addresses of all Persons who are at the time "affiliates" of the Company for the purposes of Rule 145 under the 1933 Act. The Company shall furnish such information and documents as the Purchaser may reasonably request for the purpose of reviewing such list, and the Company shall, except where such Persons have signed an agreement referred to in Section 4.12 containing substantially similar provisions, use commercially reasonable efforts to cause each Person who is identified as an affiliate on such list to execute and deliver to the Purchaser a written agreement in the form of Schedule F hereto at least 30 days prior to the date of the Company Meeting related to the applicable resale restrictions of Rule 145 (an "AFFILIATE AGREEMENT"). The Company shall promptly notify the Purchaser in writing of any other Person(s) who, to the knowledge of the Company, become an "affiliate" (as so defined) of the Company after the date hereof, and the Company shall use commercially reasonable efforts to cause such other Person(s) to promptly execute and deliver to the Purchaser an affiliate agreement.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants to and in favour of the Purchaser as set forth in Schedule D and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser represents and warrants to and in favour of the Company as set forth in Schedule E and acknowledges that the Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

SECTION 3.3 SURVIVAL.

      For greater certainty, the representations and warranties of the Company and the Purchaser contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other party to this Agreement.

                                    ARTICLE 4
                                    COVENANTS

SECTION 4.1 RETENTION OF GOODWILL.

      During the Pre-Effective Date Period, the Company will, subject to the fact that a transaction involving its business is contemplated hereby, continue to carry on the business of the Company and its subsidiaries in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article 4. The following provisions of this Article 4 are intended to be in furtherance of this general commitment.

SECTION 4.2 TREATMENT OF OPTIONS.

      The Company Options will be dealt with as provided in the Plan of Arrangement. With respect to the Revised Options, at or promptly following the Effective Time, the Company will subscribe for ORAs from Coralec, and the

Purchaser will cause Coralec to issue such ORAs, in a sufficient amount so as to satisfy the number of Purchaser Shares to be issued upon exercise of the Revised Options in accordance with their terms upon the redemption of such ORAs. Upon exercise of a Revised Option, the Company shall thereupon require the redemption in part of such ORAs and direct the Purchaser to issue the applicable Purchaser Shares to be issued upon the redemption in part of the ORAs to the exercising holder of the Revised Option, whereupon the Purchaser shall issue the applicable Purchaser Shares to such holder.

SECTION 4.3 COVENANTS OF THE COMPANY.

      (a) The Company covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except: (i) with the prior written consent of the Purchaser to any deviation therefrom; (ii) as has been disclosed in writing by the Company to the Purchaser in the Company Disclosure Letter; or
            (iii) with respect to any matter expressly contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of the Company and the Purchaser contemplated hereby, the Company will, and will cause its subsidiaries to:

            (i) carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

            (ii) not split, consolidate or reclassify any of the outstanding shares of the Company nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of the Company;

            (iii) not amend the articles or by-laws of the Company or any subsidiary;

            (iv) except for the amendment of certain Company Options issued to former employees to extend the expiry time of such Company Options by not more than 90 days pursuant to prior commitments and/or understandings, all as set forth in the Company Disclosure Letter, not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or that of any subsidiary or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for the issuance of the Company Common Shares pursuant to fully vested and duly exercised Company Options granted prior to the date hereof;

            (v) except for the amendment of certain Company Options issued to former employees to extend the expiry time of such Company Options by not more than 90 days pursuant to prior commitments and/or understandings, all as set forth in the Company Disclosure Letter, not amend, vary or modify either of the Company Share Option Plans or any of the Company Options or other benefits granted thereunder;

            (vi) not reorganize, amalgamate or merge the Company or any of its subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets or shares of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

            (vii) except with respect to the sale of inventory of the Company or any subsidiary in the ordinary and regular course of business consistent with past practice, not sell, lease, encumber or otherwise dispose of any material assets;

            (viii) carry out the terms of the Interim Order and the Final Order applicable to it and use its commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Company or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

            (ix) not, and cause each of its subsidiaries not, other than as required pursuant to employment, pension, supplemental pension, termination, compensation arrangements or policies existing as of the date hereof or as required by applicable Laws, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to or any other form of compensation or with respect to any increase of benefits payable to, or make any loan to, any officers, directors or employees (or independent contractors) of the Company or any subsidiary; or

            (x) not, and will cause its subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date;

            (xi) not guarantee the payment of any indebtedness or incur any indebtedness for borrowed money or issue or sell any debt securities, except for borrowings in the ordinary course under credit facilities in place on the date of execution hereof, and not not lend or invest amounts in excess of U.S. $250,000 in other than short-term AAA Canadian or U.S. government debt obligations;

            (xii) not: (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in financial statements of the Company for the fiscal year ended February 28, 2002 published and available on www.sedar.com prior to the date of execution hereof; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments, or any other derivatives;

            (xiii) not hire any employees or retain any additional independent contractors, except for up to 7 more employees or independent contractors in the aggregate (provided that the number of employees and/or independent contractors does not increase by more than 3 above the number in place at the date hereof), and at an individual annual compensation cost of not more than U.S. $50,000 per employee or independent contractor, and without any benefits, severance packages or other perquisites that are not consistent with those of other non-management employees or independent contractors generally;

            (xiv) use commercially reasonable efforts (or cause each of its subsidiaries to use commercially reasonable efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

            (xv) incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding U.S. $250,000, individually or in the aggregate;

            (xvi) not make any changes to existing accounting practices relating to the Company or any subsidiary, except as required by Canadian or U.S. Law or required by Canadian or U.S. generally accepted accounting principles, or make any material tax election inconsistent with past practice;

            (xvii) not enter into, terminate or amend, or waive any rights under, any material contract;

            (xviii) not enter into any agreement to do any of the foregoing prohibited matters; and

            (xix) promptly advise the Purchaser orally and in writing of any
                  Material Adverse Change (determined without regard to the higher numerical threshold in the definition of "material") in respect of the Company;

      (b) the Company shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by the Company or any of its subsidiaries under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Company, subject to Section 4.6, shall and where appropriate shall cause its subsidiaries to:

            (i) use commercially reasonable efforts to obtain the requisite approvals of the Company Securityholders to the Arrangement, including by recommending that they vote in favour of the Arrangement at the Company Meeting;

            (ii) apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to the Company or any of its subsidiaries and, in doing so, keep the Purchaser reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining such Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications, in draft form, in order for the Purchaser to provide its reasonable comments, and providing the Purchaser with copies of all material correspondence relating to such Regulatory Approvals;

            (iii) apply for and use commercially reasonable efforts to obtain the Interim Order and the Final Order;

            (iv) use commercially reasonable efforts to defend, in consultation with the Purchaser, all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

            (v) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Company or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

            (vi) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company or any of its subsidiaries relating to the Arrangement; and

            (vii) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or a subsidiary in connection with the Arrangement from Brunswick Square Ltd. and Highwoods Realty Limited Partnership; and

      (c) the Company shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Company or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement.

SECTION 4.4 COVENANTS OF THE PURCHASER.

      The Purchaser hereby covenants and agrees, in accordance with the terms and subject to the conditions of this Agreement:

      (a) to perform all obligations reasonably required to be performed by it under this Agreement, to co-operate with the Company in connection therewith, and to do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

            (i) apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to the Purchaser, and, in doing so, to keep the Company informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the Company with copies of all related applications and notifications, in draft form, in order for the Company to provide its reasonable comments, and providing the Company with copies of all material correspondence relating to such Regulatory Approvals;

            (ii) use commercially reasonable efforts to defend, in consultation with the Company, all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

            (iii) use commercially reasonable efforts to comply for the period from the Effective Time and until one year after the Effective Time with the requirements of Rule 144(c) of the 1933 Act;

            (iv) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Purchaser which may adversely affect the ability of the parties to consummate the transactions contemplated hereby; and

            (v) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Purchaser or any of its subsidiaries relating to the Arrangement;

      (b) to carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Purchaser or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

      (c) until the Effective Time or the earlier termination of this Agreement in accordance with Article 6, the Purchaser will notify the Company in the event of any split, consolidation or reclassification of any of the outstanding Purchaser Shares or Purchaser ADSs, or any declaration, setting aside or payment of any dividends on or the making of any other distributions on or in respect of the outstanding Purchaser Shares or the Purchaser ADSs (it being acknowledged that certain adjustments with respect thereto may result from section 2.3(a) of the Plan of Arrangement); and

      (d) to comply with the provisions of Section 2.2 hereof relating to the ORAs.

SECTION 4.5 COVENANTS REGARDING NON-SOLICITATION.

(1) Subject to Section 4.6, the Company shall not, directly or indirectly, through any officer, director, employee, shareholder, representative (including for greater certainty any investment banker, lawyer or accountant) or agent of the Company or any of its subsidiaries, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, or (iv) accept or enter into any agreement, letter of intent, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the preceding part of this Section 4.5(1) and any other provision of this Agreement, nothing shall prevent the Board of Directors of the Company from complying with the Company's disclosure obligations under applicable Laws with regard to an Acquisition Proposal or from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 4.5(3) (but, subject to Section 4.6, not approve, recommend, accept or enter into any agreement, letter of intent, arrangement or understanding), regarding an unsolicited bona fide written Acquisition Proposal (a) that did not otherwise result from a breach of this Section 4.5, and (b) which the Board of Directors of the Company has determined in good faith, after consultation with financial advisors and with outside counsel, is a Superior Proposal. The Company shall, and shall cause the officers, directors, employees, representatives and agents of the Company and its subsidiaries to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and promptly request the return or destruction of all confidential information provided in connection therewith.

(2) The Company shall, as promptly as practicable and in any event not later than the next day, notify the Purchaser, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could reasonably be expected to lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to the Company or any subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any Person that informs the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry, contact, discussions or negotiations as the Purchaser may reasonably request, as well as a copy of any written proposal. The Company shall keep the Purchaser informed of the status including any change to any of the terms of any such Acquisition Proposal or inquiry.

(3) If the Company receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted, subject to and as contemplated under the second sentence of Section 4.5(1), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of the Company may, subject to the execution by such Person of a confidentiality agreement containing employee non-solicitation provisions substantially similar to those contained in the Confidentiality Agreement, provide such Person with access to information regarding the Company; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (but shall not be permitted, except subject to Section 4.6(4), to make any material amendment thereto) and provided further that the Company sends a copy of any such confidentiality agreement to the Purchaser promptly upon its execution and the Purchaser is provided with a list of or copies of any and all information provided to such Person and promptly provided with access to similar information to which such Person was provided.

(4) The Company shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.5, and it shall be responsible for any breach of this Section 4.5 by its and its subsidiaries' officers, directors, employees, representatives or agents.

SECTION 4.6 NOTICE BY THE COMPANY OF SUPERIOR PROPOSAL DETERMINATION.

(1) Notwithstanding Sections 4.5(1), (2) and (3), but subject to the Purchaser's rights under Sections 6.3(3)(c) and 6.4, the Company may accept, approve or recommend or enter into any agreement, understanding or arrangement in respect of an unsolicited Superior Proposal if, and only if: (i) it has provided the Purchaser with a copy of the Superior Proposal document; (ii) the Company and the Superior Proposal comply with the terms of this Agreement, including this Section 4.6, and (iii) five Business Days shall have elapsed from the later of the date the Purchaser received written notice advising the Purchaser that the Company's Board of Directors has resolved, subject only to compliance with this Section 4.6, to accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal and the date the Purchaser received a copy of such Superior Proposal. Any information provided by the Company to the Purchaser pursuant to this Section 4.6 or pursuant to Section 4.5 shall constitute "Information" under Section 4.7(2).

(2) During such five Business Day period, the Company agrees that the Purchaser shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of the Company will review any offer by the Purchaser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Purchaser's offer (having regard to its value at that time) upon acceptance by the Company would, if consummated in accordance with its terms, result in a transaction equally or more favourable to the Company Shareholders from a financial point of view than the transaction contemplated by the previously Superior Proposal. If the Board of Directors of the Company so determines, it will enter into an amended agreement with the Purchaser reflecting the Purchaser's amended offer. If the Board of Directors of the Company continues to believe, in good faith, after consultation with its financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the Purchaser's amended offer, the Company and its Board of Directors may approve, recommend, accept or enter into an agreement, understanding or arrangement with respect to the Superior Proposal provided that the Company will continue to fulfill its obligations pursuant to this Agreement and provided further that the Superior Proposal does not impose any "break-up", "hello" or other fees or options or rights to acquire assets or securities, or any other obligations that would survive the Effective Date, on the Company or any subsidiary unless and until this Agreement is terminated in accordance with its terms. In addition, in such circumstances, the Company may proceed with such approvals, consents and/or filings required by Governmental Entities and/or such other Persons as the Company shall consider appropriate in order to consummate such Superior Proposal, provided that such activity does not delay the obtaining of any approvals, consents and/or filings in connection with the Arrangement, which shall continue to be reasonably proceeded with in good faith by the Company.

(3) Nothing contained in this Section 4.6 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Section 2.1 of this Agreement.

(4) The Company acknowledges and agrees that each successive amendment to any Acquisition Proposal with a financial impact (including tax impacts) shall constitute a new Acquisition Proposal for purposes of the requirement under clause (iii) of Section 4.6(1) to initiate an additional five Business Day notice period.

SECTION 4.7 ACCESS TO INFORMATION.

(1) Subject to Section 4.7(2) and applicable Laws, upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford the Purchaser's officers, employees, counsel, accountants and other authorized representatives and advisors ("REPRESENTATIVES") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its and its subsidiaries' properties, books, contracts and records as well as to its management personnel, and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to the Purchaser all information concerning the Company's and its subsidiaries' businesses, properties and personnel as the Purchaser may reasonably request.

(2)   The Purchaser acknowledges that certain information provided to it under
      Section 4.7(1) above will be non-public and/or proprietary in nature (the "INFORMATION") and will be subject to the terms of the Confidentiality Agreement. For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement, provided that the Confidentiality Agreement and Section 4.7(1) shall terminate at the Effective Time notwithstanding anything to the contrary contained therein.

(3) In the event that the Company is provided with any confidential information concerning the Purchaser or its subsidiaries, such information will be subject to obligations of confidentiality on the part of the Company identical to those imposed on the Purchaser under the Confidentiality Agreement, mutatis mutandis. Upon reasonable notice, the Purchaser shall afford representatives of the Company the opportunity, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or termination of this Agreement, to speak to appropriate management personnel of the Purchaser as the Company may reasonably request.

SECTION 4.8 CLOSING MATTERS.

      Each of the Purchaser and the Company shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, certified resolutions and other closing documents as may be required by the other party hereto, acting reasonably.

SECTION 4.9 INDEMNIFICATION; INSURANCE.

(1) The Purchaser agrees that all rights to indemnification or exculpation now existing in favour of the directors or officers of the Company or any subsidiary as provided in the articles or by-laws thereof shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(2) The Company shall act as agent for its directors and officers for the purposes of this Section 4.9.

(3) The Company will be permitted, and shall use its commercially reasonable efforts, prior to the Effective Time, to extend the discovery period for up to six years from the Effective Time in respect of its directors' and officers' liability insurance policy(ies) in effect on the date of execution hereof, to the extent of a maximum aggregate cost of U.S. $1.75 million (net after taking into account any reduction or credit in respect of the cancellation described in (4) below). The Company shall, prior to the Effective Time, extend the discovery period in respect of its current errors and omissions insurance and crime insurance policies for as long as is possible for the amount of 200% of the current year's premium applicable to each.

(4) Promptly following the Effective Time, the Company shall cancel its current directors' and officers' liability insurance policy(ies) and its current errors and omissions insurance and crime insurance policies, without prejudice to the discovery period extensions referred to in (3) above.

SECTION 4.10 LOAN ARRANGEMENTS.

      Despite anything to the contrary contained in this Agreement, the Company shall be permitted to continue its current practice of lending money on a short term basis (less than 60 days) near its year end, provided that the borrower's obligations under such loans are fully and unconditionally guaranteed (including in the event of the borrower's bankruptcy or insolvency) by a Canadian Schedule 1 chartered bank and that such loans terminate (and the loaned funds are returned to the Company) prior to the Effective Date.

SECTION 4.11 EMPLOYMENT ARRANGEMENTS.

      On or prior to the date hereof, Marcel LeBrun and Dany Degrace have, by executing or initialling terms sheets related thereto, agreed in principle to amendments in their existing employment, change in control, Company Option or other agreements or arrangements with the Company or its subsidiaries to the Purchaser's satisfaction.

      The Company has advised that, to reduce costs, Gerry L. Pond and Ian Cavanagh have agreed to resign from the Company, and the Company has, subject to the Purchaser's confirmation, accepted such resignations, as of March 1, 2003, and the executives and the Company have agreed that such resignation will be treated as a change of control termination. Despite anything to the contrary contained in this Agreement, the Purchaser confirms these arrangements, but shall at its option be entitled to request that the termination be deferred until up to the Effective Date.

SECTION 4.12 SHAREHOLDER ARRANGEMENTS.

(1) The parties confirm that, on or prior to the date hereof, the shareholders listed below have entered into agreements to support the Arrangement. The shareholders are Aliant Inc., Whitecastle Investments Limited, 3841553 Canada Inc., Gerald L. Pond, Marcel LeBrun, Jeffrey White, Reid Parker and Peter Jollymore.

(2) The parties confirm their intention and understanding that certain of the agreements referred to in Section 4.12(1) above will result in the transactions qualifying for an exemption from independent valuation requirements under section 4.5(1)2 of OSC Rule 61-501 (and equivalent provisions in other jurisdictions). Accordingly, the Company shall provide full access to the shareholders to all confidential corporate information, subject to the execution by such shareholders of a confidentiality agreement in form and substance satisfactory to the Purchaser and the Company, each acting reasonably.

                                    ARTICLE 5
                                   CONDITIONS

SECTION 5.1 MUTUAL CONDITIONS PRECEDENT.

      The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of the Purchaser and the Company:

      (a) the Arrangement Resolution shall have been approved by not less than two-thirds of the votes cast on such resolution by the Company

            Securityholders present in person or voting by proxy at the Company Meeting, as well as by the minority as contemplated in Section 2.3(2);

      (b) any conditions in addition to those set out in Section 5.1(a) which may be imposed by the Interim Order shall have been satisfied;

      (c) the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of the Company and the Purchaser, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

      (d) there shall not be in force any final and non-appealable judgement, injunction, order or decree preventing, restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding in progress that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling of a Governmental Entity that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Regulatory Approvals which have been obtained;

      (e)   this Agreement shall not have been terminated pursuant to Article 6;

      (f) the Purchaser ADSs to be issued pursuant to the Arrangement shall have been listed on the NYSE (subject only to official notice of issuance, the issuance of the Purchaser Shares being a condition precedent thereof);

      (g) there shall not be pending or threatened any suit, action or proceeding: (i) seeking to prohibit or restrict the acquisition by the Purchaser or any of its subsidiaries of any the Company Common Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from the Company or the Purchaser any damages directly or indirectly in connection with the Arrangement, (ii) seeking to prohibit or materially limit the ownership or operation by the Purchaser or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or to compel the Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries,
            (iii) seeking to impose limitations on the ability of the Purchaser or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any the Company Common Shares, including the right to vote the Company Common Shares purchased by them on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit the Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries, or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or the Purchaser; and

      (h) the Regulatory Approvals (other than the orders or approvals referred to in Section 2.7 hereof) shall have been obtained or satisfied on terms and conditions satisfactory to the Purchaser and the Company (but in the latter case only insofar as it would directly affect the Company Securityholders), acting reasonably.

SECTION 5.2 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER.

      The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for the Purchaser's exclusive benefit and may be waived by the Purchaser):

      (a) all covenants of the Company under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Company in all material respects;

      (b) the representations and warranties of the Company shall have been true and correct on the date hereof, except to the extent that any untruth or incorrectness would not have a Material Adverse Effect on the Company;

      (c) the representations and warranties of the Company shall be true and correct (except to the extent that any untruth or incorrectness would not have a Material Adverse Effect on the Company) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and the Purchaser shall have received a certificate of the Company addressed to the Purchaser and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company's behalf and without personal liability), confirming the same as at the Effective Date;

      (d) the agreements referred to in Section 4.12 shall be in full force and effect as of the Effective Date;

      (e) on or prior to the Effective Date, all required consents, approvals or waivers of Brunswick Square Ltd. and Highwoods Realty Limited Partnership shall have been received on terms and conditions satisfactory to the Purchaser, acting reasonably (provided that the Purchaser shall not be entitled to object if the landlords demand consent fees of not more than U.S. $100,000 in aggregate, but any such consent fees shall be deducted from the U.S. $1.5 million basket for purposes of the definition of "material");

      (f)   Intentionally deleted;

      (g) the Board of Directors of the Company shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Company and its subsidiaries to permit the consummation of the Arrangement;

      (h) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to the Company;

      (i) the orders and approvals referred to in Section 2.7 hereof shall have been obtained on terms and conditions satisfactory to the Purchaser, acting reasonably;

      (j) such of the directors and officers of the Company and its subsidiaries as are specified by the Purchaser shall have tendered resignations effective as of the Effective Time (it being acknowledged by the Purchaser that, absent cause, such resignations by officers shall be treated as terminations without cause);

      (k)   Intentionally deleted;

      (l)   the Company and the Trustee shall have entered into the Trust
            Agreement;

      (m)   Intentionally deleted; and

      (n) Company Shareholders holding in excess of 5% of the outstanding the Company Common Shares shall not have exercised dissent or similar rights in connection with the Arrangement.

SECTION 5.3 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY.

      The obligations of the Company to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company, except that the condition in (e) may not be waived by the Company):

      (a) all covenants of the Purchaser under this Agreement to be performed on or before the Effective Date (including those in connection with the ORAs) shall have been duly performed by the Purchaser in all material respects;

      (b) all representations and warranties of the Purchaser under this Agreement shall have been true and correct on the date hereof, except to the extent that any untruth or incorrectness would not have a Material Adverse Effect on the Purchaser;

      (c) the representations and warranties of the Purchaser shall be true and correct (except to the extent that any untruth or incorrectness would not have a Material Adverse Effect on the Purchaser) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and the Company shall have received a certificate of the Purchaser addressed to the Company and dated the Effective Date, signed on behalf of the Purchaser by a senior executive officer of the Purchaser (on the Purchaser's behalf and without personal liability), confirming the same as at the Effective Date;

      (d) the Board of Directors of the Purchaser shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Purchaser to permit the consummation of the Arrangement, the issuance of the Purchaser ADSs in connection therewith and the issuance of the Purchaser Shares upon the exercise from time to time of the Revised Options; and

      (e) the orders referred to in Section 2.7(1) and (3) shall have been obtained on terms and conditions satisfactory to the Company, to the extent that they would affect the Company Shareholders.

SECTION 5.4 NOTICE AND CURE PROVISIONS.

(1) The Purchaser and the Company will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

      (a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate on the date hereof or on the Effective Date; or

      (b) result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

(2) Neither the Purchaser nor the Company may seek to rely upon any conditions precedent contained in Sections 5.1, 5.2 or 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, the Purchaser or the Company, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Purchaser or the Company, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Company or the Purchaser, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured (for greater certainty, except by way of disclosure in the case of representations and warranties), the other may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 30 days from such notice. If any such matter is, by mutual agreement, acting reasonably, not susceptible to being cured, then, unless the other party waives such matter (which shall not operate as a waiver of any other matter whatsoever) in writing within five (5) Business Days, this Agreement shall be automatically terminated (without prejudice to any liability for prior non-compliance). If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the parties agree otherwise, be postponed or adjourned until the expiry of such period, provided that such period does not extend beyond the Outside Date. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period, provided that such period does not extend beyond the Outside Date.

SECTION 5.5 SATISFACTION OF CONDITIONS.

      The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Purchaser and the Company, a certificate of arrangement in respect of the Arrangement is issued by the Director.

                                    ARTICLE 6
                            AMENDMENT AND TERMINATION

SECTION 6.1 AMENDMENT.

      This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, subject to applicable Laws and the Interim Order, without limitation:

      (a) change the time for performance of any of the obligations or acts of the parties;

      (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

      (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

      (d) waive compliance with or modify any conditions precedent herein contained.

SECTION 6.2 MUTUAL UNDERSTANDING REGARDING PURCHASER PROPOSED AMENDMENTS.

(1) The parties agree that if the Purchaser proposes any amendment or amendments to this Agreement or to the Plan of Arrangement, or proposes an alternative transaction such as an amalgamation or take-over bid, the Company will act reasonably in considering such amendment or alternative transaction and, if the Company and the Company Securityholders are not prejudiced by reason of any such amendment and if it would not result in extending the closing beyond the Outside Date, the Company will co-operate in a reasonable fashion with the Purchaser so that such amendment or alternative transaction can be effected subject to applicable Laws and the rights of the Company Securityholders.

(2) The parties agree that if the Company proposes any amendment or amendments to this Agreement or to the Plan of Arrangement, the Purchaser will act reasonably in considering such amendment and, if none of the Company or any of its subsidiaries, the Purchaser or any of its subsidiaries, or the holders of the Purchaser Shares or the Purchaser ADSs are prejudiced by reason of any such amendment and if it would not result in extending the closing beyond the Outside Date, the Purchaser will co-operate in a reasonable fashion with the Company so that such amendment can be effected subject to applicable Laws and the rights of the Purchaser, Purchaser Subco, the Company and the holders of the Purchaser Shares and the Purchaser ADSs.

SECTION 6.3 TERMINATION.

(1) If any condition contained in Sections 5.1 or 5.2 is not satisfied at or before the Effective Date to the satisfaction of the Purchaser, then the Purchaser may, subject to Section 5.4, by notice to the Company, terminate this Agreement and the obligations of the parties hereunder (except as expressly otherwise herein provided, including under Section 6.4), but without detracting from the rights of the Purchaser arising from any breach by the Company but for which the condition would have been satisfied, provided, however, that the right to terminate this Agreement under this Section 6.3(1) shall not be available if the Purchaser's actions or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such actions or failure to act constitutes a material breach of this Agreement.

(2) If any condition contained in Sections 5.1 or 5.3 is not satisfied at or before the Effective Date to the satisfaction of the Company, then the Company may, subject to Section 5.4, by notice to the Purchaser terminate this Agreement and the obligations of the parties hereunder (except as otherwise expressly herein provided, including under Section 6.4), but without detracting from the rights of the Company arising from any breach by the Purchaser but for which the condition would have been satisfied, provided, however, that the right to terminate this Agreement under this
      Section 6.3(2) shall not be available if the Company's actions or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such actions or failure to act constitutes a material breach of this Agreement.

(3)   This Agreement may:

      (a) be terminated by the mutual agreement of the Company and the Purchaser (for greater certainty, without further action on the part of the Company Securityholders if terminated after the holding of the Company Meeting); or

      (b) be terminated by either the Company or the Purchaser if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any final and non-appealable judgement or decision of a Governmental Entity prevents completion of the transactions contemplated by this Agreement; or

      (c) be terminated by the Purchaser if (A) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the Arrangement (unless as a result of the Purchaser having made a material misrepresentation at the date hereof or materially breached a covenant in this Agreement in such a manner that, taking into account Section 5.4, the Company would be entitled to rely on the failure of a condition set forth in Sections 5.3(a) or (b) as a reason not to complete the Arrangement), or (B) the Board of Directors of the Company shall have approved or recommended any Acquisition Proposal, or (C) the Company has entered into an agreement, understanding or arrangement with respect to a Superior Proposal; or

      (d) be terminated by the Company at any time prior to the Effective Date if, on the third day prior to the Effective Date, the product of the Exchange Ratio by the Effective Date Average ADS Price is less than U.S.$1.00;

      in each case (subject to the applicable time limits in the case of (d) above) on or prior to the Effective Date.

(4) If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.3, no party shall have any further liability to perform its obligations hereunder except as provided in Section 6.4 and as otherwise expressly contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 6.3(4) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein, except as expressly provided in Section 6.5(2).

(5) If the Effective Date does not occur on or prior to the Outside Date, then, unless otherwise agreed by the parties, this Agreement shall terminate, provided that no party shall have any further liability to perform its obligations hereunder except as provided in Section 6.4 and as otherwise expressly contemplated hereby, and neither the termination of this

      Agreement nor anything contained in this Section 6.3(5) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein, except as expressly provided in Section 6.5(2).

SECTION 6.4 BREAK AND OTHER FEES.

(1)   If:

      (a) the Purchaser shall terminate this Agreement pursuant to Section 6.3(3)(c); or

      (b) the Agreement has been terminated by the Purchaser, the Company or automatically as a result of the requisite approval by the Company Securityholders (and/or the holders of Company Common Shares pursuant to OSC Rule 61-501) not being obtained at the Company Meeting, or the Effective Date not occurring on or prior to the Outside Date, and in either case an Acquisition Proposal has been made by any Person prior to the holding of the Company Meeting (unless the Purchaser has made a material misrepresentation on the date hereof or materially breached a covenant in this Agreement in such a manner that, taking into account Section 5.4, the Company would be entitled to rely on the failure of a condition set forth in Sections 5.3(a) or (b) as a reason not to complete the Arrangement);

      then in any such case the Company shall pay to the Purchaser a "break fee" of U.S. $625,000, together with reimbursement of the Purchaser's out-of-pocket costs and expenses, to an aggregate cap of U.S. $1.25 million, in immediately available funds to an account designated by the Purchaser. Such payment shall be due (A) in the case of a termination specified in clause (a), within two Business Days after written notice of termination by the Purchaser or (B) in the case specified in clause (b), within two Business Days after the earlier of the Outside Date or the termination of the Agreement, as applicable. The Company shall not be obligated to make more than one payment pursuant to this Section 6.4(1).

(2) If either the Company or the Purchaser shall terminate this Agreement pursuant to Section 6.3(1) or (2), or this Agreement shall terminate under
      Section 6.3(5), in each case as a result of not having obtained the requisite approval by the Company Securityholders (and/or by the holders of Company Common Shares pursuant to OSC Rule 61-501) at the Company Meeting, then, except in the circumstances contemplated in Section 6.4(1) above, within two Business Days after written notice of termination by the Purchaser or contemporaneously with or prior to written notice of termination by the Company, respectively, as a result thereof, the Company shall reimburse to the Purchaser the Purchaser's out-of-pocket costs and expenses in connection with the transaction contemplated by this Agreement, to a maximum of U.S. $1,000,000, in immediately available funds to an account designated by the Purchaser (unless the termination is as a result of the Purchaser having made a material misrepresentation at the date hereof or materially breached a covenant in this Agreement in such a manner that, taking into account Section 5.4, the Company would be entitled to rely on the failure of a condition set forth in Sections 5.3(a) or (b) as a reason not to complete the Arrangement).

(3) Despite anything to the contrary contained in this Section 6.4, in the event that this Agreement is terminated solely as a result of the failure to satisfy a condition in respect of any of the Regulatory Approvals, without any default of either party, then no fees shall be payable under this Section 6.4 and each party shall bear their own expenses.

(4) Despite anything to the contrary contained in this Section 6.4, in the event that this Agreement is terminated pursuant to Section 6.3(3)(d), then no fees shall be payable under this Section 6.4 and each party shall bear their own expenses.

(5)   Any obligation to make a payment as a result of this Section 6.4 (and
      Section 6.5(2)) shall survive the termination of this Agreement.

(6)   This Section 6.4 is subject to Section 6.5(2) hereof.

SECTION 6.5 REMEDIES.

(1) The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

(2) Despite the foregoing, the Purchaser shall not be entitled to seek money damages in circumstances where an amount is owing and has been paid to it under Section 6.4 unless it has first returned the amount previously paid to it under Section 6.4, to the intent that the Purchaser must in such circumstances elect to either sue for money damages or accept the fees paid under
      Section 6.4, but not both.

                                    ARTICLE 7
                                     GENERAL

SECTION 7.1 NOTICES.

      All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

      (a)   If to the Purchaser, at:

                    c/o the Purchaser
                    54 Rue La Boetie
                    75008 Paris France

                    Attention:       General Counsel

                    Telecopier No.:  011-331-4076-1435

            with a copy to:

                    Stikeman Elliott LLP
                    Box 85, Commerce Court West
                    199 Bay Street, 53rd Floor
                    Toronto, Ontario, Canada  M5L 1B9

                    Attention:       Simon Romano and Greg Hogan
                    Telecopier No.:  (416) 947-0866

      (b)   If to the Company at:

                    One Brunswick Square
                    14th Floor
                    Saint John, New Brunswick
                    E2L 3Y2

                    Attention:       Chief Executive Officer
                    Telecopier No.:  (506) 631-3610

            with a copy to:

                    McCarthy Tetrault LLP
                    Box 48, Toronto Dominion Bank Tower

                    Toronto Dominion Centre, 47th Floor
                    Toronto, Ontario, Canada  M5K 1E6

                    Attention:            Gary Girvan and Ian Palm
                    Telecopier No.:       (416) 868-0673

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

SECTION 7.2 ASSIGNMENT.

      No party hereto may assign its rights or obligations under this Agreement or the Arrangement, except that the Purchaser may assign all or part of its rights, without reducing its own obligations hereunder, to a subsidiary.

SECTION 7.3 BINDING EFFECT.

      This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and no third party shall have any rights hereunder.

SECTION 7.4 WAIVER AND MODIFICATION.

      The Company and the Purchaser may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent. No waiver shall operate as a waiver of any other matter whatsoever.

SECTION 7.5 FURTHER ASSURANCES.

      Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

SECTION 7.6 EXPENSES.

(1) Subject to Section 6.4(2), the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses, except that, subject to Section 6.4(2), all competition or anti-trust filing or similar fees shall be shared 50/50 by the parties.

(2) The Company represents and warrants to the Purchaser that, except for any amounts owing to CIBC World Markets Inc. by the Company pursuant to and in accordance with the terms of a written and executed agreement existing as at the date hereof and disclosed to the Purchaser on or prior to the date hereof, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from the Company or any subsidiary of the Company in connection with the transactions contemplated hereby or by the Arrangement.

(3) Nothing in this Agreement will prevent or limit the Company from paying the reasonable (and previously agreed, if applicable) professional fees and disbursements (plus applicable taxes, if any) of CIBC World Markets Inc., McCarthy Tetrault LLP and Vinson & Elkins LLP incurred by the Company in connection with the Arrangement and the transactions contemplated hereby.

SECTION 7.7 CONSULTATION.

      The Purchaser and the Company agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective commercially reasonable efforts, subject to applicable Laws, not to issue any news releases or public statements inconsistent with the results of such consultations. Each party shall use its commercially reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue a joint news release in the agreed form with respect to this Arrangement as soon as practicable following the execution of this Agreement. The Purchaser and the Company also agree to consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals or other regulatory approvals and in seeking any third party consents under leases, licenses or other agreements.

SECTION 7.8 GOVERNING LAWS.

      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as a Ontario contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

SECTION 7.9 JUDGEMENT CURRENCY.

      If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a party in any currency (the "ORIGINAL CURRENCY") into another currency (the "OTHER CURRENCY"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

SECTION 7.10 TIME OF ESSENCE.

      Time shall be of the essence in this Agreement.

SECTION 7.11 COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF the parties hereto have executed this Arrangement Agreement as of the date first written above.

                                     ALCATEL

                                     By:
                                        ----------------------------------------
                                            Authorized Signing Officer

                                     IMAGICTV INC.

                                     By:
                                        ----------------------------------------
                                            Authorized Signing Officer

                                     By:
                                        ----------------------------------------
                                            Authorized Signing Officer

                                     By:

                                   SCHEDULE A
                             ARRANGEMENT RESOLUTION
               SPECIAL RESOLUTION OF THE COMPANY'S SECURITYHOLDERS

BE IT RESOLVED THAT:

1. The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving I CO ("the Company"), as more particularly described and set forth in the Management Information Circular (the "Circular") of the Company accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2. The plan of arrangement (the "Plan of Arrangement") involving the Company, the full text of which is set out as Schedule B to the Arrangement Agreement (the "Arrangement Agreement") made between A CO (the "Purchaser") and the Company (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of the Company or that the Arrangement has been approved by the Courts, the directors of the Company are hereby authorized and empowered without further notice to or approval of the securityholders of the Company (i) to amend (in a non-material way) the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing.

5. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.

                                ---------------------------

                                   SCHEDULE C
                              REGULATORY APPROVALS

CANADA

-     receipt of an advance ruling certificate ("ARC") in accordance with section 102 of the Competition Act (Canada); or receipt of a waiver of the notification requirement under Part IX of the Competition Act (Canada) pursuant to section 113(c) of the Competition Act (Canada) as well as written confirmation from the Commissioner of Competition that he has no intention to file an application under section 92 of the Competition Act (Canada) in connection with the transactions contemplated by this Agreement (a "NO ACTION LETTER"); or receipt of a no action letter and the expiry of the statutory waiting period under section 123 of the Competition Act (Canada)

- exemption orders or approvals from Canadian provincial and territorial securities regulators on terms and conditions satisfactory to the Purchaser with respect to all of the matters referred to in Sections 2.7(1), 2.7(2) and 2.7(4) of the Agreement, and on terms and conditions satisfactory to the Company with respect to the matters referred to in Sections 2.7(1) and 2.7(3) of the Agreement to the extent that they relate to the Company Shareholders

UNITED STATES

- approval of the NYSE to the listing of the Purchaser ADSs to be issued under the Arrangement, subject to official notice of issuance, on terms and conditions satisfactory to the Purchaser

FRANCE

- the filing of a prospectus (note d'operation) issued in connection with the transactions related to the Arrangement with the COB and the approval
      (visa) of such prospectus by the COB on terms and conditions satisfactory to the Purchaser

- approval of the COB to the listing of the additional Purchaser Shares to be issued under the Arrangement and upon the exercise of the Revised Options and related matters on terms and conditions satisfactory to the Purchaser

                                   ---------------------

                                   SCHEDULE D

                    COMPANY'S REPRESENTATIONS AND WARRANTIES

      (a) Organization. Each of the Company and its subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. The only subsidiaries of the Company are the following: iMagicTV (US), Inc. and iMagicTV (UK) Limited. All of the outstanding shares and other ownership interests of the Company's subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by the Company, free and clear of all material liens, claims or encumbrances, except as has been set forth in the Company Disclosure Letter or pursuant to restrictions on transfers contained in articles or similar documents, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the Company's subsidiaries. The Company Disclosure Letter sets out the jurisdictions of incorporation of each of the Company's subsidiaries and all jurisdictions in which each of it and its subsidiaries carry on business. Except as set out in the Company Disclosure Letter, the Company and its subsidiaries are duly qualified, licensed or registered to carry on business and in good standing in all required jurisdictions. Other than the Company's subsidiaries described above, and other than as set forth in the Company Disclosure Letter, neither the Company nor its subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person (including any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated).

      (b) Capitalization. The authorized capital of the Company consists of an unlimited number of Company Common Shares and an unlimited number of preferred shares, issuable in series. As of the date hereof, there are 24,731,607 Company Common Shares (and no more) and no preferred shares issued and outstanding. In addition, as at the date hereof, options to acquire an aggregate of not more than 2,729,172 Company Common Shares are granted and outstanding under the Company Share Option Plans, and apart from such 2,729,172 Company Common Shares, no shares are reserved for any other purpose. Except as described in the preceding sentences of this paragraph (b) and in paragraph (a), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company or any of the Company's subsidiaries to issue or sell any shares of the Company or any of the Company's subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of the Company or any of the Company's subsidiaries. The Company Disclosure Letter contains a true and complete list of each Person who holds a Company Option and their location as of the date hereof, together with the number of Company Common Shares subject to such Company Option, the date of grant of such Company Option, the exercise price of such Company Option, the expiration date of such Company Option, the vesting schedule for such Company Option and whether or not such Company Option is intended to qualify as an "incentive stock option" within the meaning of section 422(b) of the US Code. All Company Common Shares subject to issuance under the Company Share Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company Disclosure Letter by name of optionholder, and subject in all events to the terms of the Arrangement and any waiver thereof by such optionholder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Arrangement (whether alone or upon the occurrence of any additional or subsequent events). All outstanding Company Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights in the articles of the Company or otherwise. Except as described in the preceding sentences of this paragraph (b), there are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Company Shareholders on any matter. Except as has been set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of the Company's subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the Company's subsidiaries. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any subsidiary or any other Person, other than as set forth in the Company Disclosure Letter and other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business.

      (c) Corporate Documents. The Company has heretofore furnished to Purchaser a complete and correct copy of its Articles of Incorporation (as amended, the "COMPANY ARTICLES OF INCORPORATION") and By-Laws (as amended, the "COMPANY BY-LAWS"), and a complete and correct copy of the equivalent organizational documents of each of the Company's subsidiaries, each as amended to date. Such Company Articles of Incorporation and Company By-Laws, and such equivalent organizational documents of each of the Company's subsidiaries, are in full force and effect, provided however that the current version of By-law No. 1 of the Company is subject to confirmation by the Company Shareholders at the next meeting of the Company Shareholders (and thus will occur at the Company Meeting, failing which the prior version shall be in force). The Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company By-Laws, and none of the Company's subsidiaries is in violation of any of the provisions of its equivalent organizational documents.

      (d)   Authority and No Violation.

            (i) The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby, other than:

                  (A) with respect to the Company Meeting, the Company Circular and other documents and matters relating solely thereto, the approval of the Board of Directors of the Company; and

                  (B) with respect to the completion of the Arrangement, the requisite approval of the Company Securityholders.

            (ii) This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, to the limitation on Canadian courts awarding judgements in foreign currencies, and to general principles of equity.

            (iii) The Board of Directors of the Company has (A) determined as of the date hereof unanimously (among all directors not excluded from the vote due to conflict) that the Arrangement is fair to the Company Securityholders and is in the best interests of the Company, (B) received an opinion from CIBC World Markets Inc. to the effect that, as of the date of this Agreement, the consideration to be offered to the Company Securityholders pursuant to the Arrangement is fair from a financial point of view to the Company Securityholders, and (C) determined as of the date hereof to unanimously (among all directors not excluded from the vote due to conflict) recommend that the Company Securityholders vote in favour of the Arrangement. The directors of the Company that hold Company Common Shares or Company Options have advised the Company that, as of the date hereof, they intend to vote their Company Common Shares and/or their Company Options, if any, in favour of the Arrangement and will so represent in the Company Circular. The Company is not subject to a shareholder rights plan or "poison pill" or similar plan.

            (iv) The approval of this Agreement, the execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not, except as set out in the Company Disclosure Letter:

                  (A) result (with or without notice or the passage of time) in a violation or breach of or default under, require any consent to be obtained under or give rise to any termination, purchase or sale rights, acceleration or payment obligation under any provision of:

                        (I) The Company Articles of Incorporation, the Company By-Laws or the equivalent organizational documents of each of the Company's subsidiaries (including any unanimous shareholder agreement or declaration, if applicable);

                        (II) any Laws, judgement or decree (subject to obtaining the Regulatory Approvals relating to the Company); or

                        (III) except as could not reasonably be expected to
                              individually or in the aggregate have a Material Adverse Effect on the Company, any contract, agreement, lease, license, franchise or permit to which the Company or any subsidiary is party or by which it is bound or subject or is the beneficiary;

                  (B) give rise to any right of termination or acceleration of indebtedness of the Company or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of the Company or any subsidiary to cease to be available;

                  (C) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any of its subsidiaries; or

                  (D) restrict, hinder, impair or limit the ability of the Company or any subsidiary to carry on the business of the Company or any subsidiary as and where it is now being carried on.

                  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Company and its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, (D) the Regulatory Approvals relating to the Company, and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Company Disclosure Letter.

      (e) No Defaults. Subject to obtaining the Regulatory Approvals relating to the Company and except as has been disclosed in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party, nor, to the knowledge of the Company, of any other party to any such contract, agreement, license or franchise, which in either case could reasonably be expected to individually or in the aggregate have a Material Adverse Effect on the Company.

      (f) Absence of Certain Changes or Events. Except as has been disclosed in the Company Disclosure Letter or Publicly Disclosed by the Company, from February 28, 2002 through to the date hereof, each of the Company and its subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

            (i) a Material Adverse Change (determined without regard to the higher numerical threshold in the definition of "material") with respect to the Company;

            (ii) any damage, destruction or loss not fully covered by insurance that could reasonably be expected to have a Material Adverse Effect (determined without regard to the higher numerical threshold in the definition of "material") on the Company;

            (iii) any redemption, repurchase or other acquisition of the Company
                  Common Shares by the Company or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Common Shares;

            (iv) any material increase in or modification of the compensation payable or to become payable by it to any of its or its subsidiaries' directors or officers, or any grant to any such director or officer any increase in severance or termination pay;

            (v) any material increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights), supplemental pension arrangement, profit sharing arrangement, retirement allowance, deferred compensation or incentive compensation arrangement, or any other form of compensation or benefits payable to, or any loan to, any officers or directors of the Company or any subsidiary;

            (vi) any increase in or modification of the compensation payable or benefits of its employees or independent contractors either generally or in respect of a substantial proportion of the outstanding employees or independent contractors;

            (vii) any acquisition or sale of its property or assets aggregating
                  1% or more of the Company's total consolidated property and assets as at February 28, 2002 other than in the ordinary and regular course of business consistent with past practice, and other than in respect of the sale of approximately U.S. $200,000 of furniture and equipment at cost in conjunction with the closing of the Company's offices in Raleigh, North Carolina;

            (viii) any capital expenditure or commitment therefor which individually or in the aggregate exceeded U.S. $250,000 or was out of the ordinary course;

            (ix) any compromise or settlement of any proposed or actual litigation, other than in respect of a settlement reached by the Company and a former customer, Integrated Homes, pursuant to which the Company was not required to make any payment to Integrated Homes;

            (x)   the cancellation of any insurance coverage;

            (xi) any entering into, amendment of, relinquishment, termination or non-renewal by it of any contract, agreement, license, franchise, lease transaction, commitment or other right or obligation that could reasonably be expected to have a Material Adverse Effect (determined without regard to the higher numerical threshold in the definition of "material") on the Company;

            (xii) any resolution to approve a split, consolidation or
                  reclassification of any of its outstanding shares;

            (xiii) any material change in its accounting methods, principles or practices;

            (xiv) any guarantee of the payment of indebtedness or any incurrence of indebtedness for borrowed money or any issue or sale of any debt securities except in the ordinary and regular course of business consistent with past practice;

            (xv) except in the usual, ordinary and regular course of business and consistent with past practice: (A) any satisfaction or settlement of any claims or liabilities prior to the same being due, which were, individually or in the aggregate, in excess of U.S. $250,000; or (B) any grant of any waiver, exercise of any option (not including Company Options) or relinquishment of any contractual rights which were, individually or in the aggregate, material; or (C) entered into any interest rate, currency or commodity swaps, hedges or other similar financial instruments, or any other derivatives;

            (xvi) any revaluation by the Company or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable, except as has been provided for in the financial statements of the Company for the fiscal year ended February 28, 2002;

            (xvii) any material adverse change in any customer, supplier, licensee or licensor relationship, including any material cancellation, termination or adverse modification or threatened material cancellation, termination or adverse modification of any such relationship; or

            (xviii) any agreement or commitment to do any of the foregoing, whether or not in writing.

      (g)   Employment Matters.

            (i) Except as has been disclosed in the Company Disclosure Letter, neither the Company nor any subsidiary is a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer, other than any common law obligations of reasonable notice of termination or pay in lieu thereof and any statutory obligations.

            (ii) Except as has been set forth in the Company Disclosure Letter, the Company or its subsidiaries are not subject to any collective bargaining agreements, and there are no current, pending or, to the knowledge of the Company, threatened strikes or lockouts at the Company or any subsidiary.

            (iii) Except as has been set forth in the Company Disclosure Letter, neither the Company nor any subsidiary is subject to any litigation, actual or, to the knowledge of the Company, threatened, relating to employment or termination of employment of employees or independent contractors.

            (iv) The Company and its subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any of the above areas, other than as has been set forth in the Company Disclosure Letter.

            (v) There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any subsidiary.

      (h) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for the Company as at and for each of the 12-month periods ended on or about February 28, 2002 and 2001 and February 29, 2000 and the unaudited consolidated financial statements for the 3-, 6- and 9- month periods ended May 31, August 31 and November 30, 2002 and 2001 have been prepared in accordance with Canadian generally accepted accounting principles (subject, in the case of such unaudited financial statements, to the absence of notes and to usual and non-material year-end adjustments), and such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements, to usual and non-material year-end adjustments. Such financial statements complied as to form in all material respects with the published rules and regulations of the SEC and all Canadian securities regulatory authorities applicable as at the date of their publication by the Company, and the audited financial statements have also been reconciled to U.S. generally accepted accounting principles in accordance with the requirements of the SEC applicable as at the date of their publication by the Company. Except as Publicly Disclosed by the Company in disclosure documents filed by the Company and available on www.sedar.com (the "COMPANY

            DOCUMENTS") filed after February 28, 2002 and prior to the date hereof, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect (determined without regard to the higher numerical threshold in the definition of "material") on the Company. All accounts receivable are bona fide.

      (i) Books and Records. The financial books, records and accounts of the Company and its subsidiaries, in all material respects, (i) have been maintained in accordance with Canadian generally accepted accounting principles on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries and (iii) accurately and fairly reflect the basis for the Company consolidated financial statements. The Company's and the Company subsidiaries' corporate minute books contain minutes of all meetings and resolutions of the directors and shareholders held, and full access thereto has been provided to the Purchaser (except in respect of 2002 board meetings). The Company and its subsidiaries have ready access to all of their books, records and other information.

      (j) Litigation, Etc. Except as has been set forth in the Company Disclosure Letter or Publicly Disclosed by the Company, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any subsidiary or, to the knowledge of the Company, any of their respective directors or officers in their capacities as such before any court or Governmental Entity. Neither the Company nor any subsidiary, nor any of their respective assets and properties, nor to the knowledge of the Company any of their respective directors or officers in their capacities as such, is subject to any outstanding judgement, order, writ, injunction or decree. Except as has been set forth in the Company Disclosure Letter, to their knowledge, the Company and its subsidiaries are not subject to any warranty, negligence, performance or other claims or disputes or potential claims or disputes in respect of products or services currently being delivered or previously delivered. To the knowledge of the Company, there are no events or circumstances which could reasonably be expected to give rise to any claims or disputes or potential claims or disputes involving the Company or its subsidiaries, in each case which could reasonably be expected to have a Material Adverse Effect (determined without regard to the higher numerical threshold in the definition of "material") on the Company.

      (k) Bank Accounts; Powers of Attorney. The Company Disclosure Letter sets out a list of all of the Company's and its subsidiaries' bank accounts, with signing authorities, and of all powers of attorney granted by any of them.

      (l) Environmental. Except as has been set forth in the Company Disclosure Letter:

            (i) all operations of the Company and its subsidiaries have been conducted, and are now, in compliance with all Environmental Laws; and

            (ii) none of the property currently or previously owned or used by the Company or the subsidiaries (for greater certainty, including any predecessors) is or was used as a waste disposal or landfill site, contains or contained asbestos, PCBs, UFFI, radioactive substances, or underground storage tanks, or is or was contaminated.

      (m)   Tax Matters. Except as has been set forth in the Company Disclosure
            Letter:

            (i) The Company and each of its subsidiaries have filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects), and have paid, or caused to be paid, all material amounts of Taxes shown to be due and payable thereon or otherwise required to be paid prior to or as of the date hereof, and the Company's most recently published financial statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. The Company and each of its subsidiaries have made adequate provision in accordance with Canadian generally accepted accounting principles in their books and records for any material amounts of Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements. Neither the Company nor any subsidiary is required to include in income for any period after the Effective Time or for any prior period, to the extent not adequately reflected on the Company's financial statements, (i) any material items in respect of any change in accounting methods or (ii) any material amount of gain with respect to instalment sales. There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or filing of any Tax Returns, or the payment of any Taxes, involving the Company or any of its subsidiaries.

            (ii) Neither the Company nor any subsidiary has received any written notification that any issues involving Taxes have been raised (and are currently pending) by Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed or any Taxes otherwise required to be paid, and no waivers of statutes of limitations, or objections to any assessments or reassessments, have been given or requested or made with respect to the Company or any subsidiary. All liability of the Company and its subsidiaries for income taxes has been assessed for all fiscal years up to and including the fiscal year ended February 28, 2002, except as set forth in the Company Disclosure Letter. Neither the Company nor any subsidiary has received any written notice from any taxing authority to the effect that any Tax Return is being examined. To the best of the knowledge of the Company, there are no proposed but unassessed additional Taxes involving the Company or any subsidiary and none has been asserted in writing. There are no proceedings (or, to the knowledge of the Company, investigations) pending (or, to the knowledge of the Company, threatened) against the Company or any subsidiaries relating to taxes, and the Company has no knowledge of any valid basis for any such proceeding. All required withholdings in respect of Taxes have been made and paid to the appropriate authority by the Company and its subsidiaries. No Tax liens have been filed other than for Taxes not yet due and payable. Neither the Company nor any of its subsidiaries is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person (other than the Company or any of its subsidiaries) pursuant to which the Company or any of its subsidiaries has or could have any liabilities in respect of Taxes. Neither the Company nor any subsidiary has received a refund of any Taxes to which it was not entitled. The Company has not filed a consent pursuant to Section 341(f) of the US Code.

            (iii) Except as set forth in the Company Disclosure Letter, there are no circumstances existing which could result in the application of section 17, section 78, section 79 or sections 80 to 80.04 of the ITA, or any equivalent provision under applicable provincial tax laws, to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has claimed nor do any of them have a present intention to claim any reserve under any provision of the ITA or any equivalent provincial provision, if any amount could be included in the income of the Company or any such subsidiary for any period ending after the Effective Date.

            (iv) Neither the Company nor any of its subsidiaries is subject to any liability for Taxes of any other Person. For all transactions between the Company, on the one hand, and any non-resident Person with whom the Company was not dealing at arm's length, for the purposes of the ITA, on the other hand, during a taxation year commencing after 1998 and ending on or before the Effective Date, the Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA. The Company has not entered into an agreement contemplated by section 191.3 of the ITA.

            (iv) "TAX" and "TAXES" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

      (n)   Pension and Employee Benefits.

            (i) The Company Disclosure Letter contains a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are maintained by the Company and/or any subsidiary (collectively referred to as the "COMPANY PLANS"). The Company Disclosure Letter contains a statement as to which of the Company Plans constitute "employee pension benefit plans" (as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA).

            (ii) There are no actions, suits, claims (other than non-material routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or, to the knowledge of the Company, threatened in respect of any of the Company Plans or their assets, any trustee or fiduciary of any Company Plan or the Company or any of its subsidiaries (including any director, officer or employee of any of them).

            (iii) The Company has made available to the Purchaser true, correct and complete copies of all of the Company Plans (or, in the case of any unwritten Company Plan, a description thereof) together with funding agreements, actuarial reports, funding and financial information returns and statements with respect to each Company Plan, and current plan summaries, booklets and personnel manuals. The Company has made available to the Purchaser a true and complete copy of the most recent report filed with applicable Governmental Entities with respect to each Company Plan in respect of which such a report was required.

            (iv) Other than as has been disclosed in the Company Disclosure Letter, all of the Company Plans are in compliance in all material respects with all applicable Laws and have been maintained and operated in all material respects in accordance with their terms, and all of the Company Plans are fully insured or fully funded on both a going concern and solvency basis.

            (v) No commitments have been made to improve any Company Plans, none of the Company Plans which is not a pension or retirement savings plan provide benefits to retired employees or their dependants or beneficiaries (except to the extent required under section 4980B of the US Code), and all contributions or premiums required to be paid pursuant to any Company Plan by the Company or any of its subsidiaries have been made in a timely fashion. All amounts not yet due have been accrued and are reflected in the Company's financial books and records.

            (vi) None of the Company Plans is a "multi-employer plan" or a "multiple employer plan" within the meaning of ERISA or any other plan subject to Title IV of ERISA (a "TITLE IV PLAN"), nor has the Company or any subsidiary been obligated to contribute to any such multi-employer plan or multiple employer plan or Title IV Plan at any time within the past six years.

            (vii) Each Company Plan intended to qualify under Section 401(a) of the US Code has been timely submitted to the U.S. Internal Revenue Service for a favourable determination letter in accordance with U.S. Internal Revenue Service Revenue Procedure 97-41 and its progeny. No Company Plan is, or is expected to be, under audit or investigation by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty. No amounts payable under any Company Plan (whether in cash, in property or in the form of benefits) will, or could reasonably be expected to, fail to be deductible for federal income tax purposes by virtue of section 162(m) of the US Code. Other than the subsidiaries disclosed in writing to the Purchaser by the Company in the Company Disclosure Letter, there are no, nor have there ever been, entities related to the Company that would be deemed a "single employer" with the Company under section 414(b), (c), (m) or (o) of the US Code or section 4001 of ERISA.

            (viii) Except as has been set forth in writing by the Company to the
                  Purchaser in the Company Disclosure Letter, the entry into or performance by the Company of this Agreement and the completion of the Arrangement and the transactions contemplated thereby will not result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Company or any subsidiary, or increase any benefits otherwise payable under any Company Plan or result in the acceleration of time of payment or vesting of any such benefits.

      (o) Reports. The Company has filed with the OSC and/or the SEC and/or the TSE and/or NASDAQ true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since February 28, 2001. The Company Documents and any other such documents (the "OTHER DOCUMENTS") at the time filed (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws. The Company has not filed any confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential. There are no material facts or material changes (each as defined in the Ontario Securities Act) relating to the Company or its subsidiaries or the Company Common Shares that have not been generally disclosed.

      (p) Compliance with Laws. Except as disclosed in the Company Disclosure Letter or Publicly Disclosed by the Company, the Company and its subsidiaries have complied at all times with and are not in violation of any applicable Laws, orders, judgements and decrees, other than non-compliance or violations which could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect (determined without regard to the higher numerical threshold in the definition of "material") on the Company. Without limiting the generality of the foregoing, all securities of the Company (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws. Neither the Company nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

      (q) Restrictions on Business Activities. Except as set forth in the Company Disclosure Letter or Publicly Disclosed by the Company, there is no agreement, judgement, injunction, order or decree binding upon the Company or any subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of the Company or any subsidiary, any acquisition of property by the Company or any subsidiary or the conduct of business by the Company or any subsidiary as currently conducted (including following the Arrangement). Except as set forth in the Company Disclosure Letter, neither the Company nor any subsidiary has entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers of any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

      (r) Real Property. Except as has been disclosed in the Company Disclosure Letter, the Company and each subsidiary have good and sufficient title to the real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by the Company or such subsidiary, necessary to permit the operation of its businesses as presently owned and conducted. Except as has been disclosed in writing by the Company to the Purchaser in the Company Disclosure Letter, the Company and each subsidiary is not a party to, or under any agreement to become a party to, any lease with respect to real property. The real property which is owned, leased or used by the Company and its subsidiaries, including the buildings thereon, are structurally sound and in good condition and repair and not in need of non-routine maintenance or repairs. All leases to which the Company or its subsidiaries is a party are in good standing.

      (s) Permits. Except as has been disclosed in the Company Disclosure Letter, the Company and each subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted, all of which are in good standing and have been disclosed in the Company Disclosure Letter. The Company has no reason to believe that any Governmental Entity will revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Company's or its subsidiaries' permits, nor is any proceeding pending for any such purpose, which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect (determined without regard to the higher numerical threshold in the definition of "material") on the Company.

      (t) Other Assets. Except as has been disclosed in the Company Disclosure Letter, the Company and each subsidiary have good title to all of the non-real property assets and property that they purport to own, including those reflected in their financial books and records, free and clear of all encumbrances whatsoever, other than Permitted Encumbrances. The Company and its subsidiaries own all of the assets, property and/or rights necessary to conduct their businesses in the ordinary course, and will continue to do so immediately following the Effective Date. The tangible assets and property, other than real property, which are owned or used by the Company and its subsidiaries are in good condition and repair and not in need of non-routine maintenance or repairs.

      (u) Material Contracts. All material contracts (other than oral employment agreements) to which the Company or its subsidiaries are party, including intellectual property or software license, distribution, royalty or maintenance agreements (except for "off-the-shelf" software licensed by the Company), leases of real or personal property, loan or security agreements, guarantees, non-competition or similar agreements, and agreements which in the fiscal year ended February 28, 2003 are expected to require or entitle the Company or its subsidiaries to payments of more than U.S. $250,000, are set forth in the Company Disclosure Letter or were made available to the Purchaser in the data room. Except as has been disclosed in the Company Disclosure Letter and except for agreements referred to as "inactive" in the data room, all such agreements are in good standing, and the Company and its subsidiaries are in compliance in all material respects with the terms thereof. To the knowledge of the Company, no party to any of such material contracts has made, asserted or has any defence, setoff or counterclaim thereunder or has exercised any option granted to it to cancel, terminate or shorten the term thereof.

      (v) Registration Rights. The Company is not bound by any agreement with any Company Securityholder granting any right to compel the Company to register or otherwise qualify such securities for public sale in Canada or the United States.

      (w) Intellectual Property. The Company Disclosure Letter set forth a complete and accurate list of all of the Intellectual Property Rights of the Company and its subsidiaries (the "COMPANY IP"), except that in the case of trade secrets only material trade secrets (including those in connection with material Software) are listed. All registrations and filings necessary to preserve the Company's or its subsidiaries' rights in the Company IP have been made and are in good standing. Except as disclosed in the Company Disclosure Letter, the Company and its subsidiaries are the owners of and have the exclusive right to use the Company IP, free of all encumbrances whatsoever other than Permitted Encumbrances. Except as disclosed in the Company Disclosure Letter, none of the Company nor its subsidiaries has received written notice or is aware that its use of the Company IP infringes upon or breaches the intellectual property rights of any other Person. Neither the Company nor any of its subsidiaries has granted any license to use the Company IP except as part of product sales or licenses to customers in the normal course of business. All employees of the Company and its subsidiaries, as well as all contractors or other persons engaged in the development of the Company IP, have executed assignments of all their rights in the Company IP and waived all moral rights therein, as well as undertaking to protect the confidentiality of Trade Secrets. The Company and its subsidiaries have taken reasonable measures to protect all Trade Secrets of the Company and its subsidiaries and the Company is not aware of any breaches thereof. Except as disclosed in the Company Disclosure Letter, the Company is not aware of any state of facts that casts doubt on the validity or enforceability of the Company IP, is not aware that the Company or its subsidiaries are infringing upon any Intellectual Property Rights of any other Person, domestic or foreign, or using the same beyond the scope of any relevant licensing rights, or have received notice of any such alleged infringement, including a request to take a license under a patent or a solicitation of interest in such a license. Except as disclosed in the Company Disclosure Letter, neither the Company nor any of its subsidiaries has commenced legal proceedings relating to an infringement by any Person of the Company IP, nor is the Company aware of any facts which might constitute such an infringement or amount to an exercise of any rights beyond the scope of any licenses or other rights granted by the Company or its subsidiaries. Except as set forth in the Company Disclosure Letter, the Company and its subsidiaries have or have rights to use all of the Intellectual Property Rights necessary to conduct their business as currently carried on. All contracts relating to the Company IP have been provided to the Purchaser. The Company and its subsidiaries have not licensed or otherwise distributed, transmitted or exported Company IP or Software (as defined below) to a Person in a country to which such licensing, distribution, transmission or export is restricted by any Canadian (or, to the Company's knowledge, applicable foreign) Laws, without first having obtained all necessary and appropriate Canadian or foreign government licenses or permits. For the purposes hereof, "INTELLECTUAL PROPERTY RIGHTS" means all rights arising from or in respect of the following, whether protected, created or arising under the laws of Canada or any other jurisdiction: (i) business names, trade names, registered and unregistered trade-marks, service marks, certification marks, distinguishing guises, trade dress, get-up, logos and other indications of origin (including any Internet domain names) (collectively, "TRADEMARKS"), and all applications to register and registrations therefor, and all renewals or extensions of such applications and registrations; (ii) patents, including design patents and industrial designs (collectively, "PATENTS"), and all applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications; (iii) writings and other copyrightable works of authorship, including those forming part of software or software-related materials, maskworks and integrated circuit topographies (all rights arising from or in respect thereof, collectively, "COPYRIGHTS"), and all applications to register and registrations therefor, and all renewals or extensions of such applications and registrations; and (iv) proprietary and non-public business information including know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, research and development information, customer lists, business plans and marketing plans, financial information, and personal information (collectively, "TRADE SECRETS").

      (x) Software. All non-"off the shelf" software used in the Company's or its subsidiaries' businesses or licensed by the Company or its subsidiaries to other Persons (collectively, the "SOFTWARE") is set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, no Person other than the Company or its subsidiaries has had access to the source code for any of the Software. The source code for all of the Software is stored on the Company's premises. Except as set forth in the Company Disclosure Letter (none of which is material), the Company is not aware of any operational failures, problems, bugs, logic errors or design flaws with any of the Software. The development plans for the Software have been made available to the Purchaser. Except as set forth in the Company Disclosure Letter, all Persons who have participated in the development of the Software have waived or assigned to the Company all of their rights to the Software and any Intellectual Property Rights relating thereto, and have waived all of their rights to all of the Software (including all moral rights), and any Intellectual Property Rights relating thereto belong entirely to the Company or its subsidiaries, free and clear of all encumbrances whatsoever, other than Permitted Encumbrances. The Company has duly and validly exercised the option represented by the Technology Transfer Option Agreement dated as of January 5, 1998 between the Company and The New Brunswick Telephone Company. Except as set forth in the Company Disclosure Letter, no Person has any distribution, sales agent, sales representative, license or other rights to any of the Software. Except as set forth in the Company Disclosure Letter, neither the Company nor its subsidiaries are a party to any royalty agreements, license agreements, maintenance agreements, or other agreements with any other Person, nor obliged to pay any royalties, license fees, maintenance fees or other fees to any other Person, in respect of any of the Software. Except as set forth in the Company Disclosure Letter, the Software neither embodies, uses nor requires for its full and proper operation any third party software. All such third party Software, and all "off the shelf" software, has been used only within the permitted scope of the licenses provided to the Company or its subsidiaries. Except as set forth in the Company Disclosure Letter, none of the Company nor its subsidiaries has received written notice or is aware that its use of the Software infringes upon or breaches the rights of any other Person. The Company and its subsidiaries have complied with all applicable export control laws in respect of the Software.

      (y) Non-Arm's Length Transactions. Except as set forth in the Company Disclosure Letter, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director or beneficial owner, on the other hand.

      (z) Insurance. The Company has provided or made available to the Purchaser true, correct and complete copies of all policies of insurance to which each of the Company and its subsidiaries are a party or are a beneficiary or named insured. The Company and its subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its subsidiaries (taking into account the cost and availability of such insurance). There has not been any material adverse change, since February 28, 2001, in the relationship between the Company or its subsidiaries and their insurers, the availability of coverage, or the premiums payable. Except as has been set forth in writing by the Company to the Purchaser in the Company Disclosure Letter, there have been no claims made since February 28, 2001 under any insurance policies.

      (aa) Investment Canada. The Company and its subsidiaries do not carry on a "cultural business" within the meaning of the Investment Canada Act (Canada).

      (bb) Hart-Scott-Rodino, etc. The transactions contemplated by the Agreement are exempt from the merger pre-notification requirements of the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                    ----------------------------------------

                                   SCHEDULE E

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

      (a) Organization. The Purchaser has been duly incorporated or formed under applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted.

      (b)   Authority and No Violation.

            (i) The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The consummation by the Purchaser of the transactions contemplated by this Agreement has been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby or thereby.

            (ii) The Purchaser has all necessary authority to increase capital in the amount contemplated to be issued in accordance with this transaction.

            (iii) This Agreement has been duly executed and delivered by the
                  Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, to the limitation on Canadian courts awarding judgements in foreign currencies, and to general principles of equity.

            (iv) The approval of this Agreement, the execution and delivery by the Purchaser of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                        (I)   its charter documents; or

                        (II) any Laws, judgement or decree (subject to obtaining the Regulatory Approvals relating to the Purchaser), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgement or decree would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

            (v) No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to the Purchaser, (B) any filings required in connection with the issuance of the Purchaser Shares, and (C) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in writing by the Purchaser to the Company in a form acceptable to the Company or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

      (c) Financial Statements. The audited consolidated financial statements for the Purchaser as at and for the 12-month period ended December 31, 2001 have been prepared in accordance with French generally accepted accounting principles, and complied as to form in all material respects with the published rules and regulations of the SEC and the COB with respect thereto that were applicable as the date of their filing by the Purchaser; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Purchaser and its subsidiaries as of the respective date thereof and for the respective period covered thereby.

      (d) Reports. The Purchaser has filed with the PSE and/or the COB and/or the NYSE and/or the SEC true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2002 pursuant to the U.S. Securities Exchange Act of 1934, as amended, and applicable French securities Laws, and such documents, at the time filed, complied in all material respects with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and applicable French securities Laws, and did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (e) Purchaser Shares. The Purchaser Shares and the Purchaser ADSs to be issued in connection with the Arrangement and the Purchaser Shares to be provided upon the exchange from time to time upon the exercise of the Revised Options will, in all cases, be duly and validly issued by the Purchaser on their respective dates of issue as fully paid and non-assessable securities.

      (f) Compliance with Laws. Except as has been disclosed in writing by the Purchaser to the Company in a form acceptable to the Company or Publicly Disclosed by the Purchaser, the Purchaser has complied with and are not in violation of any applicable Laws, orders, judgements and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

                                -----------------